Exhibit 12(a)

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

July 8, 2020

VIA EDGAR

SavvyShares LLC

1365 Fourth Avenue

San Diego, California 92101

Re:	SavvyShares LLC - Validity of Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to SavvyShares LLC, a Delaware limited liability company (the “Company”) in connection with the filing of an Offering Statement on Form 1-A (File No. 024-11200) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by the Company of up to $50,000,000 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”).

We have examined the Offering Statement, which has been filed with the Securities and Exchange Commission on the date hereof. We have also reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

The opinion set forth below is limited to the Delaware Limited Liability Company Act and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Exhibit 4a, the Shares will be validly issued and fully paid.

We hereby consent to the inclusion of this opinion as Exhibit 12a to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON llp